Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S3 (No. 333-206831 and No. 333-202801) and Form S-8 (No. 333-207420 and No. 333-204514) of Blue Bird Corporation of our report dated December 12, 2018, relating to the consolidated financial statements, and financial statement supplemental schedule, which appear in this Form 10-K.

/s/ BDO USA, LLP

Atlanta, Georgia
December 12, 2018